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                                                                       EXHIBIT 4

                     Amendment to Articles of Incorporation

         RESOLVED, that pursuant to the authority vested in the Board of Directors by Ohio Revised Code Section 1701.70(B)(1) and Article FOURTH, Division A, Section 1 of the Company's Amended Articles of Incorporation, as amended (the "Articles of Incorporation"), Article FOURTH of the Articles of Incorporation be, and hereby is, amended by deleting Division A-2 in its entirety and substituting therefore an amended and restated Division A-2 in the form of Exhibit A attached hereto and incorporated herein by this reference;

         FURTHER RESOLVED, that in all other respects the Articles of Incorporation, including without limitation all other provisions of Article FOURTH, shall remain unchanged; and

         FURTHER RESOLVED, that the officers of the Company be, and each hereby is, authorized and directed to execute a Certificate of Amendment to the Articles of Incorporation of the Company setting forth the foregoing resolution adopting the added Division A-2 to Article FOURTH and to cause such Certificate to be filed with the Secretary of the State of Ohio.

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                                    EXHIBIT A

                                  DIVISION A-2

                CONVERTIBLE PARTICIPATING SERIAL PREFERRED STOCK

         Section 1. Definitions. For purposes of this Division A-2, the following terms shall have the meanings described:

         "Acquisition Debt" is equal to Three Hundred Fifty Million Dollars ($350,000,000). Upon payment in full of the Purchase Money Note, the Acquisition Debt shall be zero.

         "Adjusted Common Stock Value" means 350,000 shares, multiplied by One Thousand Dollars ($1,000), divided by the Common Stock Price on the Original Issue Date (adjusted to take into account any dividends or distributions payable in Common Stock, or any stock split, recapitalization (including extraordinary dividends), reclassification, subdivision or combination of, or similar transaction involving, Common Stock), multiplied by the Common Stock Price (which shall never be less than the Floor Price nor greater than the Cap Amount).

         "Base Value" shall, as of any specified date, be equal to the greater of (a) 38.0% of the cumulative amount of principal paid or forgiven on the Purchase Money Note, or (b) Eighty-Five Million Dollars ($85,000,000).

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

         "Cap Amount" shall be (a) 150% of the Floor Price during the first five years following the Original Issue Date, and (b) 175% of the Floor Price at any time after the fifth anniversary date of the Original Issue Date.

         "Closing Price" of any security on any date means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the NYSE on such date, as reported in the NYSE Consolidated Transaction Reporting System, or, if such security is not listed for trading on the NYSE on that date, as reported in the consolidated transaction reporting system for the principal United States securities exchange on which such security is so listed, or, if such security is not so listed, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System, or, if not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for the purpose.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, $1.00 par value per share, of the Company.

         "Common Stock Price" means, on any specified date, the Closing Price of Common Stock on the last Trading Day before such date. The Common Stock Price shall be appropriately adjusted to take into account any dividends or distributions payable in Common Stock.

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         "Conversion Amount Per Share" is equal to the Convertible Participating
Preferred Stock Value Per Share.

         "Conversion Date" means the date specified in Section 6(c)(i) of this Division A-2.

         "Conversion Notice" means a notice described in Section 6(c)(i) of this Division A-2

         "Convertible Participating Preferred Stock" has the meaning set forth in Section 2 of this Division A-2.

         "Convertible Participating Preferred Stock Liquidation Preference" has the meaning set forth in Section 8(a) of this Division A-2.

         "Convertible Participating Preferred Stock Value Per Share" is equal to a fraction. The numerator is the sum of (a) the Adjusted Common Stock Value plus
(b) the Base Value less (c) the Acquisition Debt. The denominator is 350,000 shares. If the Convertible Participating Preferred Stock Value Per Share is being calculated on a date on which principal is being paid on the Purchase Money Note, the Base Value shall be calculated including the principal payment made on that date.

         "ESOP" means the employee stock ownership plan feature of the Plan and any other employee stock ownership plan and trust that is designated by the Corporation and that assumes or becomes a transferee or a successor by merger, spin-off or split-up, of any of the assets and liabilities of such employee stock ownership plan feature.

         "ESOP Loan Suspense Account" means a suspense account maintained by the ESOP pursuant to Treasury Regulation Section 54.4975-11(c) (1979).

         "Floor Price" means the Common Stock Price on the Original Issue Date.

         "Liquidation" has the meaning set forth in Section 8(a) of this Division A-2.

         "Original Issue Date" means the date of original issuance of the Convertible Participating Preferred Stock.

         "Per-Share Redemption Amount" means, as of any specified date, the Conversion Amount Per Share.

         "Plan" means The Sherwin-Williams Company Employee Stock Purchase and Savings Plan, and any other plan and trust qualified under Code Section 401(a) that is designated by the Corporation and that assumes or becomes a transferee or a successor by merger, spin-off or split-up, of substantially all of the assets and liabilities of such plan.

         "Purchase Money Note" means the purchase money note, in the principal amount of Three Hundred Fifty Million Dollars ($350,000,000), made in favor of the Company by the Plan to acquire the Convertible Participating Preferred Stock.

         "Redemption Date" means the Business Day that is the effective date of a redemption pursuant to Section 7(b) of this Division A-2.

         "Redemption Notice" means the notice described in Section 7(b) of this Division A-2.

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         "Redemption Price" means the sum of: (a) the product of (i) the number of whole and fractional shares of Convertible Participating Preferred Stock redeemed, multiplied by (ii) the Per-Share Redemption Amount; plus (b) any accumulated and unpaid dividends on the shares of Convertible Participating Preferred Stock.

         "Series" has the meaning set forth in Section 2 of this Division A-2.

         "Trading Day" means, with respect to any security, (a) if the principal trading market for the applicable security is the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business, (b) if the principal trading market for the applicable security is the Nasdaq, a day on which a trade may be made on the Nasdaq National Market, or (c) if the applicable security is not listed, admitted for trading or quoted as provided in clause (a) or (b), any Business Day. Any day for which there is no reported sales of Common Stock on the applicable exchange or market shall not be treated as a Trading Day.

         Section 2. Designation of Series. There is established hereby a series of Serial Preferred Stock that shall be designated "Convertible Participating Serial Preferred Stock" (hereinafter sometimes called this "Series" or the "Convertible Participating Preferred Stock") and that shall have the terms set forth in this Division A-2.

         Section 3. Number of Shares. The number of shares of this Series shall be 1,000,000.

         Section 4. Issuance and Transfer Restrictions. Shares of Convertible Participating Preferred Stock shall be issued and sold by the Company to the Plan to be held in the ESOP Loan Suspense Account. Shares of Convertible Participating Preferred Stock shall be uncertificated shares. Transfers of shares of Convertible Participating Preferred Stock may only be effected by applicable entry or entries in the stock transfer books of the Company.

         Section 5. Dividends. The holders of record of shares of Convertible Participating Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors in accordance with the terms hereof, out of funds legally available for such purpose, cumulative quarterly dividends payable in cash on the 20th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Convertible Participating Preferred Stock or fraction of a share of Convertible Participating Preferred Stock, in an amount per share equal to $10.00; provided however, that the first quarterly dividend shall be an amount per share equal to $10.00 multiplied by a fraction the numerator of which is the number of days during such quarter on which the shares of Convertible Participating Preferred Stock are issued and outstanding and the denominator of which is the total number of days in such quarter. Dividends shall begin to accrue and be cumulative on outstanding shares of Convertible Participating Preferred Stock from the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Convertible Participating Preferred Stock for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Stock of all series then outstanding and entitled to receive such dividend. The Board of Directors may fix a record date for the determination of holders of Convertible Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

         Section 6. Conversion.

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         (a) Conversion Right. All or any portion of the outstanding shares of
Convertible Participating Preferred Stock shall be convertible, at the option of the Plan, at any time and from time to time, and without the payment of additional consideration by the Plan, into such number of shares of Common Stock as is determined under the following conversion formula. Each share of Convertible Participating Preferred Stock will be converted into a number of shares of Common Stock equal to (i) the Conversion Amount Per Share divided by
(ii) the Common Stock Price.

         (b) Alternative Conversion Right. All, but not less than all, of the outstanding shares of Convertible Participating Preferred Stock shall be convertible, at the option of the Plan, at any time and from time to time, and without payment of additional consideration by the Plan, into such number of shares of Common Stock as is determined under the following conversion formula. Each share of Convertible Participating Preferred Stock will be converted into a number of shares of Common Stock equal to (i) the Adjusted Common Stock Value divided by (ii) 350,000 shares divided by (iii) the Common Stock Price. In the event the Convertible Participating Preferred Stock are converted pursuant to the Alternative Conversion Right set forth in this Section 6(b), the entire unpaid principal balance and any and all interest accrued on such unpaid principal balance owing under the Purchase Money Note shall immediately become due and payable.

         (c) Conversion Procedures.

                  (i) In order to convert shares of Convertible Participating Preferred Stock into shares of Common Stock pursuant to this Section 6, the Plan shall deliver to the Company at its principal executive offices or another place designated by the Company in a written notice sent to the Plan, a Conversion Notice, in form satisfactory to the Company, duly executed by the Plan. Each Conversion Notice shall specify (1) the number of shares of Convertible Participating Preferred Stock to be converted and (2) whether the Convertible Participating Preferred Stock are being converted pursuant to the Conversion Right set forth in Section 6(a) of this Division A-2 or the Alternative Conversion Right set forth in Section 6(b) of this Division A-2. In the event shares of the Convertible Participating Preferred Stock are converted pursuant to this Section 6, the Company shall deliver Common Stock which is readily tradable on an established securities market (A) as soon as practicable after receipt of the Conversion Notice, if such Conversion Notice is received prior to the effectiveness of any registration statement filed with the Securities and Exchange Commission regarding the registration of such Common Stock, or (B) as soon as reasonably practicable, but not later than five (5) Business Days, after receipt of the Conversion Notice, if such Conversion Notice is received after the effectiveness of any registration statement filed with the Securities and Exchange Commission regarding the registration of such Common Stock. Any conversion pursuant to this Section 6 shall be deemed to have been effected at the close of business on the Business Day on which the Conversion Notice has been received by the Company (a "Conversion Date").

                  (ii) The Company shall, as soon as practicable after the Conversion Date, cause to be issued and delivered to the person specified in the Conversion Notice the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fractional shares of Common Stock otherwise issuable. The person or persons entitled to receive the shares of Common Stock deliverable upon conversion of such shares of Convertible Participating Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the relevant Conversion Date, unless the stock transfer books of the Company shall be closed on such Conversion Date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open.

         (d) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of any shares of Convertible Participating Preferred Stock. If more

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than one share of Convertible Participating Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Participating Preferred Stock which are converted. In lieu of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Convertible Participating Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in lieu thereof, calculated to the nearer cent, with one-half cent or more rounded upward.

         (e) Reservation and Authorization of Shares. The Company shall at all times when the Convertible Participating Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock or treasury shares of Common Stock, for the purpose of effecting the conversion of the Convertible Participating Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Participating Preferred Stock.

         (f) Converted Shares. After the Conversion Date with respect to any shares of Convertible Participating Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including but not limited to the rights, if any, to receive notices or distributions and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock (and cash in lieu of fractional shares) in exchange therefor.

         Section 7. Redemption.

         (a) Redemption Right and Shares Released from the ESOP Loan Suspense Account. All or any portion (including fractions of a share) of the outstanding shares of Convertible Participating Preferred Stock shall be redeemable, at the option of the Plan at any time and from time to time. In addition, all or any portion (including fractions of a share) of Convertible Participating Preferred Stock shall be redeemed without notice as and when such shares are released from the ESOP Loan Suspense Account, unless the Plan exercises its conversion rights with respect to such shares by delivering a Conversion Notice to the Company prior to such release. The amount paid by the Company for shares so redeemed shall be equal to the Redemption Price.

         (b) Notice of Redemption. In the event of a redemption pursuant to the first sentence of Section 7(a) of this Division A-2, the Plan shall give notice (a "Redemption Notice") to the Company. Each Redemption Notice shall specify (i) the Redemption Date (which may be the date the Redemption Notice is given), (ii) the number of shares of Convertible Participating Preferred Stock to be redeemed or the aggregate Redemption Price for all shares of Convertible Participating Preferred Stock to be redeemed as of the applicable Redemption Date, (iii) the place or places for payment of the Redemption Price, (iv) that payment will be made upon surrender of shares of Convertible Participating Preferred Stock, and
(v) that the right of holders to convert shares of Convertible Participating Preferred Stock shall terminate at the close of business on the Redemption Date (unless the Company defaults in the payment of the Redemption Price). In the event of a redemption pursuant to the second sentence of Section 7(a) of this Division A-2, the Plan is not required to provide a Redemption Notice to the Company and the Redemption Date shall be the date on which the shares of the Convertible Participating Preferred Stock are released from the ESOP Loan Suspense Account.

         (c) Redemption Procedures. On the Redemption Date, the Plan shall surrender the shares of Convertible Participating Preferred Stock to the Company and shall thereupon be entitled to receive payment of the applicable Redemption Price for each such share. If a Redemption Notice shall have been given, as aforesaid, and if, on the Redemption Date, assets necessary for the redemption shall be legally

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available therefor and shall have been irrevocably deposited, set aside for or paid (including, payment in the form of debt forgiveness) to the Plan, then, notwithstanding that the redeemed shares of Convertible Participating Preferred Stock shall not have been surrendered, (i) such shares shall no longer be deemed outstanding, (ii) the Plan shall cease to be a stockholder of the Company to the extent of its interest in such shares, and (iii) all rights whatsoever with respect to such shares of Convertible Participating Preferred Stock shall terminate, except the right to receive the Redemption Price for each such share, without interest or any sum of money in lieu of interest thereon. Redemptions of Convertible Participating Preferred Stock shall be effected as of the close of business on the Redemption Date before effecting any conversion for which the Conversion Date corresponds with the Redemption Date.

         (d) No Sinking Fund. The shares of Convertible Participating Preferred Stock shall not be subject to the operation of any retirement or sinking fund.

         (e) Redeemed Shares. After the Redemption Date with respect to any shares of Convertible Participating Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including but not limited to the rights, if any, to receive notices or distributions and to vote, shall immediately cease and terminate on the Redemption Date, except only the right of the holders thereof to receive the Redemption Price therefor, without interest or any sum of money in lieu of interest thereon. Any shares of Convertible Participating Preferred Stock redeemed pursuant to this Section 7 shall be retired and canceled after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Serial Preferred Stock and may be reissued as part of a new series of Serial Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions set forth herein.

         (f) Payment of Redemption Price. The Company, at its option, may make payment of the Redemption Price (i) in cash, (ii) in shares of Common Stock which are readily tradable on an established securities market, or (iii) in any combination of any of the foregoing. For purposes of determining the number of shares of Common Stock to be delivered by the Company in satisfaction, in whole or in part, of any Redemption Price, shares of Common Stock shall be valued at the Common Stock Price as of the Redemption Date.

         Section 8. Liquidation.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Convertible Participating Preferred Stock, unless, prior thereto, the holders of shares of Convertible Participating Preferred Stock shall have received at least an amount per share equal to $1,000, plus an amount equal to accrued and unpaid dividends thereon, whether or not earned or declared, to the date of such payment (the "Convertible Participating Preferred Stock Liquidation Preference").

         (b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Convertible Participating Preferred Stock Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Stock, if any, which rank on a parity with the Convertible Participating Preferred Stock as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Stock shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

         (c) The merger or consolidation of the Company into or with any other Company, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purposes of this Section 8.

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